UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*


                              Alfacell Corporation
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                    015404106
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------        -------------------------------------------------------
CUSIP No.  015404106    13G                       Page   2     of    5    Pages
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1            NAMES OF REPORTING PERSONS
             S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            KUSLIMA SHOGEN


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2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) |_|
                                                               (b) |_|

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3            SEC USE ONLY


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4            CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States


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            5           SOLE VOTING POWER

                  2,175,789 (includes 832,789 options to purchase common stock) NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
-------------------------------------------------------------------------------
         6           SHARED VOTING POWER

                                0

 ------------------------------------------------------------------------------
         7           SOLE DISPOSITIVE POWER

                 2,175,789  (includes 832,789 options to purchase common stock)

  -----------------------------------------------------------------------------
         8           SHARED DISPOSITIVE POWER

                                0
------------------------------------------------------------------------------

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9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,175,789 (includes 832,789 options to purchase common stock)

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        14.1% (5.4% attributable to options to purchase common stock and 8.7% attributable to shares of issued and outstanding common stock held by the reporting person)

------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)

                                            IN

------------------------------------------------------------------------------

Item 1 (a)                 Name of Issuer:

                                    ALFACELL CORPORATION

Item 1 (b)                 Address of Issuer's Principal Executive Offices:

                                    225 Belleville Avenue
                          Bloomfield, New Jersey 07003

Item 2 (a)                 Name of Person Filing:

                                    KUSLIMA SHOGEN

Item 2 (b)                 Address of Principal Business Office or, if none,
                           Residence

                                    SEE ITEM 1(b) ABOVE

Item 2 (c)                 Citizenship:

                                    SEE ITEM 4 OF COVER SHEET

Item 2 (d)                 Title of Class of Securities:

                          Common Stock, $.001 par value

Item 2 (e)                 CUSIP Number:

                                    015404106

Item 3.
                                    NOT APPLICABLE

Item 4.           Ownership

                  (a)      Amount Beneficially Owned:

                                    2,175,789 (includes 832,789 options to
                                    purchase common stock).  SEE ITEM 9 of COVER
                                    SHEET.

                  (b)      Percent of Class:

                             14.1% (5.4% attributable to options to
                             purchase common stock and 8.7% attributable to shares of issued and outstanding common stock held by the reporting person). SEE ITEM 11 of COVER SHEET

                                Page 3 of 5 pages

                  (c):     Number of shares as to which such person has:

                         (i)      sole power to vote or direct the vote:
                                    SEE ITEM 5 OF COVER SHEET.

                         (ii)     shared power to vote or direct the vote:  SEE
                                    ITEM 6 OF COVER SHEET.

                         (iii) sole power to dispose or to direct the disposition of: SEE ITEM 7 OF COVER SHEET.

                           (iv)   shared power to dispose or to direct:  SEE
                                  ITEM 8 OF COVER SHEET.

Item 5.           Ownership of 5% or less of a Class:

                 If this Statement is being filed to report the
fact that as of the date hereof the reporting person has ceased to be the beneficial holder of more than five percent of the class of securities, check the following box.
                                       |_|

Item 6.           Ownership of more than 5% on behalf of another person:

                           NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding
                  Company:

                           NOT APPLICABLE

Item 8.           Identification and Classification of Members of the
                  Group:

                           NOT APPLICABLE

Item 9.           Notice of Dissolution of Group:

                           NOT APPLICABLE

Item 10.          Certification:

                           NOT APPLICABLE

                                Page 4 of 5 pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                              February 13, 1997
                                                              Date


                                                              /s/KUSLIMA SHOGEN
                                                              Signature

                                                              KUSLIMA SHOGEN
                                                              Name/Title

                                Page 5 of 5 pages